EXHIBIT 99

Introduction

Orient-Express Hotels Ltd.

Orient-Express Hotels Ltd is a hotel and travel company focused on the luxury sector of the leisure market with many iconic and highly acclaimed properties, offering an elite collection of travel experiences. We own or part-own and manage 50 businesses operating in 24 countries.

41 are hotels ranging across six continents, including distinctive properties such as Hotel Cipriani in Venice, Grand Hotel Europe in St Petersburg, Hotel Ritz in Madrid, Mount Nelson Hotel in Cape Town and Copacabana Palace in Rio de Janeiro. Six tourist trains include the legendary Venice Simplon-Orient-Express in Europe, Eastern & Oriental Express in Southeast Asia and The Royal Scotsman. We also part-own and manage PeruRail in Peru, which operates the Cuzco-Machu Picchu train services used by most travellers to Peru, including the first class Hiram Bingham train experience. The m.v. Road To Mandalay offers luxury cruises on the Irrawaddy River in Burma and Afloat in France operates indulgent péniche-hôtels (barges) on the inland waterways of France. We also own and run the iconic ‘21’ restaurant in New York City.

Orient-Express will continue to acquire additional distinctive luxury properties and travel experiences throughout the world.  We are actively seeking management contracts for similar assets in key destinations and major gateway cities. We look for properties that are special and unique as well as luxurious, and avoid the use of a chain brand. Instead, the local hotel brand is promoted and the Orient-Express brand used as an assurance of quality, since we believe that discriminating travellers seek distinctive individual hotels in preference to a chain.

There are some opportunities for the development of private residences in the portfolio as certain hotels have adjacent vacant land suitable for the construction of luxury vacation villas.  Our overriding commitment to providing the highest quality of service, products and amenities in our hotels is also a standard in our real estate developments.  Current projects include La Samanna Villas, adjacent to our hotel on the French side of St Martin, West Indies, and an apartment and marina development, Porto Cupecoy, on the Dutch side. There is also a residential development around the golf course on the estate of our hotel, Keswick Hall, near Charlottesville, Virginia.

Chairman’s message

April 1, 2011

Dear Fellow Shareholder,

I am delighted to be writing this message as our Company and our industry turns an important corner, and the world appears to be heading for a period of sustained growth, albeit at a varying pace across the globe.

Double digit RevPAR improvement, the successful completion of the acquisition of two historic properties in Sicily, Italy, and the refurbishment of Hotel das Cataratas in Brazil were some of the highlights of 2010. However the year as a whole was not without its challenges.

January saw unprecedented rainfall in Peru which led to catastrophic flooding in the Machu Picchu region. PeruRail, the leading rail operator in Peru which we own in a joint venture, was forced to suspend operations on the famous Cuzco—Machu Picchu route for over three months as the railroad was destroyed in almost 100 separate locations. Amazingly, the workers of Ferrocarril Transandino, Orient-Express’ railroad infrastructure company, rehabilitated the tracks at an unbelievable pace, and the iconic ruins at Machu Picchu were again open to the public by April — a great credit to our employees in Peru. In February, flooding in Madeira cost 41 lives and all but forced Reid’s Palace to close for a few weeks due to island access issues. Reid’s Palace became the focus of the recovery, as management opened its doors to local people, true ‘social responsibility’.

These weather events were followed by the Icelandic ash cloud, which closed down the skies over Europe, and civil unrest on the streets in Bangkok. All in all a challenging start to 2010.

During this time, Orient-Express continued to stick to its tried and tested principles, with quality of service at the fore. As ‘luxury’ came back into mode, our properties began to thrive. June was an exciting month; the soccer World Cup came to Africa for the first time. Our two properties entertained guests from all over the world and a successful tournament truly put South Africa in the minds of many.

The year closed with one final concerning event, signs of civil unrest in North Africa, which finally resulted in demonstrations in January 2011. We watch events in the MENA region diligently,

and although we have no presence there, the possible impact of violence is one we hope can be avoided. As I write, we are witnessing the aftermath of the tragic earthquake in Japan, and our thoughts are with those affected.

Our year was a challenging yet rewarding one. Many of our properties around the world were fêted with prestigious awards and, again, our employees shone as standards continue to exceed customer expectation. The Company made considerable strides to improve its balance sheet and reduce its debt position — some thanks to the support of our long-term shareholders, to whom I hereby express my gratitude.

After serving four years as your Chairman and eleven years on the Board of Orient-Express Hotels Ltd., it is time for me to step down at the 2011 annual general meeting and hand the Chairmanship over to Robert (Bob) Lovejoy. Bob and I joined the Board shortly before Orient-Express went public in August 2000 and, having helped navigate the Company through some tough times during the recent economic crisis, I have every confidence in Bob’s talents as we look towards 2011 and beyond.

Finally, my fellow Board member, James B. Sherwood, founder of Orient-Express back in the 1970s, also stands down at the 2011 annual general meeting, and I am sure all shareholders will join me in thanking him for his incredible contribution to Orient-Express and indeed the entire luxury travel industry.

James B. Hurlock

Chairman

President’s Overview of Performance

I can only echo the words of my Chairman — 2010 was indeed challenging. World events distorted a year in which our Company actually showed good same store growth, with RevPAR up 11% in local currency. Our Rest of World properties led the way, with Copacabana Palace in Rio de Janeiro up 29%, our properties in Southern Africa, helped by the soccer World Cup, up 17%, and our Asian portfolio up 18%.

In North America, Charleston Place in Charleston S.C., the Company’s largest property with 435 keys, grew RevPAR 20%, with the region up 9%. External concerns about drug related crime in Mexico hit the results at Maroma Resort and Spa and Casa de Sierra Nevada, and this trend unfortunately continues into 2011.

In Europe, the year was mixed. A slow start, not helped by the Icelandic ash cloud, was boosted by a strong end to the year in our Italian properties. In particular we saw strong RevPAR growth at Hotel Caruso in Ravello and at Le Manoir aux Quat’Saisons in Oxfordshire, but we experienced a poor year at Reid’s Palace in Madeira, as the island experienced widespread flooding in February.

Trains and Cruises experienced 9% revenue growth (excluding PeruRail) and is expected to outperform throughout 2011 — a real sign that luxury is back!

The year saw the Company make huge strides in strengthening its balance sheet, with net debt down $156 million to $571 million at December 31st. The refinancing of $374 million of debt, pushing maturities out between three to five years, means the Company can begin to look forward with confidence.

Our results are predicated on clear underlying principles. We own and operate great properties in locations unsurpassed across the globe. Our 8,400 employees deliver the highest level of service consistently, driving the top line. In 2008 and 2009, this became of prime importance as the investment tap was firmly closed.

In 2010 we generated operating cash flows to enable that tap to be slowly turned back on, with key investments in Venice at Hotel Cipriani, in Brazil at Hotel das Cataratas, and in Cape Town at the Mount Nelson Hotel, seeing each of these iconic hotels upgraded. A similar amount of capital expenditure in 2011 will be spent to upgrade La Samanna in the Caribbean, Maroma

Resort and Spa in Mexico, Copacabana Palace in Brazil and The Governor’s Residence in Burma. By far the most exciting project, and the culmination of ten years’ work in obtaining the permits, will be the addition of five suites on the top floor of Hotel Splendido in Portofino. These 1,000 square foot suites are expected to generate a payback within three years and push the Splendido’s EBITDA into record territory.

In February the English Court of Appeal reaffirmed Orient-Express’ exclusive right to use the “Cipriani” trade mark for hotel and restaurant services in Europe. In 2011, we will explore opportunities to roll out the “Cipriani” mark, as well as the ‘21’ brand in North America, and an exciting proposal to expand our partnership with Raymond Blanc globally.

Recognition is important in the luxury segment, and awards such 1st, 2nd and 4th best leisure hotels in Europe from Condé Nast Traveller (UK) and 1st small mainland US resort from Condé Nast Traveler (US) are significant both for our employees and guests alike. Pride in one’s work drives results. Initiatives such as the stock appreciation rights plan (enabling all employees to participate in our share price increase) and local incentive schemes are key to this. I was delighted to be joined by five recipients of our Employee of the Year award at the New York Stock Exchange in August to ring the closing bell on the tenth anniversary of our listing, a proud day for all.

Our commitment to environmental sustainability and social responsibility is real. In 2010, a reforestation scheme was initiated in the devastated region around Machu Picchu to plant one million trees, of which 230,000 are already in place. Charleston Place’s ‘Feed the Need’ initiative to help feed the hungry and alleviate strain on emergency food providers fed approximately 28,000 people, saving food banks an estimated $84,000. Our hotels were recognized for their environmental projects. In Virginia, Keswick Hall’s golf course was designated a ‘Certified Audubon Cooperative Sanctuary’ for work done to preserve its wildlife habitats, while Maroma Resort and Spa received Mesoamerican Reef Tourism Initiative’s Sustainable Tourism certification for its commitment to the protection of the biodiversity and ecosystem of the Riviera Maya. In January 2011, Hotel das Cataratas attained ISO 14001—Sustainability and SA 8000—Social Responsibility certification.

As I write, the outlook for 2011 looks bright. RevPARs and EBITDA at many properties are approaching their previous peak with signs that other properties are turning the corner. 2011 should be the year where Europe sees the most sustained recovery, driven by the North American traveller. Our Trains and Cruises business again should be a star performer.

Keeping with our core principles and remembering we are curators of unique experiences will see Orient-Express thrive throughout 2011 and beyond.

In closing, I would like to put on record my thanks to James Hurlock, our outgoing Chairman, with whom it has been a pleasure to work since my appointment as CEO in 2007, and to James Sherwood, founder of Orient-Express, a visionary and pioneer in the hospitality industry. I wish them well in retirement. As we enter an exciting new chapter in the Orient-Express story, I look forward to welcoming Bob Lovejoy to the Chairman role, and to forming a successful partnership as we aim for sustained growth.

Paul M. White

President and Chief Executive Officer

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Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings from continuing operations before interest expense, foreign currency, tax (including tax on earnings from unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding revenue growth, earnings outlook, investment plans, debt reduction and refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt financings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.